Bob Evans Farms Completes Sale-Leaseback of 143 Restaurant Properties for $197 Million

NEW ALBANY, Ohio - April 18, 2016 - Bob Evans Farms, Inc. (NASDAQ: BOBE) (“Company”) today announced that on April14, 2016, it completed the previously announced sale-leaseback transactions with a subsidiary of National Retail Properties, Inc. (“NNN”), and Mesirow Realty Sale-Leaseback, Inc., (“Mesirow”). The transactions are summarized as follows:

•	the sale for a purchase price of $160.8 million by Bob Evans Restaurants to NNN of a portfolio of 117 Bob Evans Restaurant properties, and

•	the sale for a purchase price of $36.4 million by Bob Evans Restaurants to Mesirow of a portfolio of 26 Bob Evans Restaurant properties.

As part of the transactions, Bob Evans Restaurants entered into absolute net master leases with NNN and with Mesirow pursuant to which Bob Evans Restaurants will lease the locations for an initial term of 20 years, with five renewal options of five years each. The Company and certain of its subsidiaries have agreed to provide payment and performance guaranties to NNN and Mesirow.

Chief Administrative and Chief Financial Officer Mark Hood said, “The sale-leaseback transactions provided the Company with net proceeds (after tax- and transaction-related costs) of approximately $164 million, which we expect to use to pay down debt under the Company’s credit agreement, repurchase Company shares, and for other corporate purposes, while maintaining prudent leverage.”

The transactions, which will be recorded in the Company’s fiscal 2016 fourth-quarter results, resulted in an estimated pre-tax gain of $57 million on certain of the properties which will be amortized over the initial term of the lease and an estimated pre-tax loss of $9 million on other of the properties that will be recorded in the fourth quarter. Additionally, rent expense (net of the gain amortization) of approximately $11 million is expected to be incurred during fiscal year 2017. Depreciation expense of approximately $9 million related to the properties sold will no longer impact financial results beginning in fiscal year 2017.

Franchise Capital Advisors along with Quantum Global LLC served as lead arrangers while J.P. Morgan Chase & Co. served as financial advisor to the Company on this transaction.

Information concerning this event was filed by the Company today with the Securities and Exchange Commission and can be obtained at www.sec.gov.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Certain statements in this news release that are not historical facts are forward-looking statements. Forward-looking statements involve various important assumptions, risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events. We discuss these factors and events, along with certain other risks, uncertainties and assumptions, under the heading “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended April 24, 2015, and in our other filings with the Securities and Exchange Commission. We note these factors for investors as contemplated by the Private Securities Litigation Reform Act of 1995. Predicting or identifying all such risk factors is impossible. Consequently, investors should not consider any such list to be a complete set of all potential risks and uncertainties. Any strategic transaction with respect to our restaurant real estate remains subject to closing conditions and there can be no assurance if such transaction will be consummated. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update any forward-looking statement to reflect circumstances or events that occur after the date of the statement to reflect unanticipated events. All subsequent written and oral forward-looking statements attributable to us or any person acting on behalf of the Company are qualified by the cautionary statements in this section.

About Bob Evans Farms, Inc.
Bob Evans Farms, Inc. owns and operates full-service restaurants under the Bob Evans Restaurants brand name. At the end of the third fiscal quarter (January 22, 2016), Bob Evans Restaurants owned and operated 548 family restaurants in 18 states, primarily in the Midwest, mid-Atlantic and Southeast regions of the United States. Bob Evans Farms, Inc., through its BEF Foods segment, is also a leading producer and distributor of refrigerated side dishes, pork sausage and a variety of refrigerated and frozen convenience food items under the Bob Evans and Owens brand names. For more information about Bob Evans Farms, Inc., visit www.bobevans.com.

About Mesirow Realty Sale-Leaseback, Inc.
Mesirow Realty Sale-Leaseback, Inc. is the net-lease real estate investment arm of Mesirow Financial, a highly respected, Chicago based privately-held investment bank and capital management firm founded in 1937.

Contact:
Scott C. Taggart
Vice President, Investor Relations
(614) 492-4954
BOBE-G

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